Carla Baca
Director of Corporate Communications
P:615.269.8175
News Release
HEALTHCARE REALTY TRUST ANNOUNCES NOMINATIONS OF TWO NEW DIRECTORS TO ITS BOARD

NASHVILLE, Tennessee, November 16, 2015 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced that Nancy H. Agee and Peter F. Lyle have been nominated to serve as directors on the Company’s board. It is expected that the board will formally appoint Ms. Agee and Mr. Lyle to fill vacancies that will be created by the anticipated retirements of Errol L. Biggs, Ph.D. and Roger O. West from the board in February 2016. Upon their appointments to the board, Ms. Agee and Mr. Lyle will serve until the 2016 annual meeting of shareholders where they will stand for election for a full term.

Ms. Agee is 63 years old and has served as the President and Chief Executive Officer of Carilion Clinic in Roanoke, Virginia since 2011. From 2001 to 2011, she served as the Chief Operating Officer of Carilion Clinic. Ms. Agee serves as a director of RGC Resources, Inc., a gas utility company headquartered in Roanoke, Virginia, and HomeTown Bankshares Corporation, a bank holding company also headquartered in Roanoke, Virginia, and on the board of trustees of the American Hospital Association. She is also a registered nurse. Her experience in health care operations, finance, and management will further assist the Board’s understanding of the business of health care delivery in a large not-for-profit setting.

Mr. Lyle is 50 years old and has served as the Vice President of Health Systems and Medical Group Consulting at Medical Management Associates, Inc. since 2011 and has been employed in various other capacities with the firm since 1992. Mr. Lyle provides consulting services to health systems, pharmaceutical companies, and physician practice groups and has particular experience with the operation and management of hospital and physician alignment strategies. Mr. Lyle’s experience with physician practice groups will provide the Board with valuable insight regarding the business needs and matters affecting the Company’s physician tenants.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.  The Company had investments of approximately $3.2 billion in 195 real estate properties as of September 30, 2015.  The Company's 195 owned real estate properties are located in 30 states and total approximately 14.1 million square feet.  The Company provided leasing and property management services to approximately 9.6 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.